Exhibit 10.1    Employment Agreement for Christel Bories, dated March 2, 2007.

[TRANSLATION FROM FRENCH]

ALCAN

ALCAN France S.A.S.
7, place du Chancelier Adenauer 75218 Paris Cedex 16 France	Tél. : +33 (0)1 56 28 20 00
www.alcan.com

February 27, 2007

Ms. Christel Bories

87, avenue Raymond Poincaré

75116 PARIS

Dear Christel,

We are pleased to confirm your appointment to the position of President and Chief Executive Officer of the Alcan Engineered Products business group, part of Alcan France, subject to the following terms.

1.     Effective Date and Labour Agreement

Your new appointment is effective as of December 1, 2006.

You will be covered by the provisions of the statutes, regulations and agreements applicable to our Company.

The labour agreement applicable within the Company is the National Chemical Industries Labour Agreement ("Convention Collective Nationale des Industries Chimiques") and its addendum with respect to engineers and management personnel ("Avenant Ingénieurs et Cadres"). You will also be covered by the Enterprise Agreement of December 7, 1984, and will be required to comply with our Company's internal rules.

2.    Duties and Classification

In discharging your duties as President and Chief Executive Officer of the Alcan Engineered Products business group, you will report functionally to Richard B. Evans, President and Chief Executive Officer of Alcan Inc.

You will also continue to be a Senior Vice President of Alcan Inc. and a member of the Executive Committee.

In accordance with the National Chemical Industries Labour Agreement ("Convention Collective Nationale des Industries Chimiques"), you will be classified as follows:

- Branch ("Filière"):     AJS ("Administration Juridique Social")

- Group:                         V

- Coefficient:                 880

3.    Seniority

In all cases in which seniority is an issue, your seniority will be calculated as of April 1, 1995, i.e., the date on which you joined Alcan.

4.    Place of Employment

You will carry out your duties from Alcan France headquarters, currently located in Paris.

5.     Hours of Work

Given the independence that you will enjoy in organizing your timetable, your decision-making autonomy and your level of compensation, you will be classified as a senior manager, covered by section L. 212-15-1 of the Labour Code ("Code du Travail").

This means that you will not be covered by the provisions of statutes, regulations and agreements concerning hours of work (except for paid holidays and exceptional individual leaves) and will be compensated on the basis of your fulfilment of the missions assigned to you, with no specific reference to hours of work.

6.    Compensation

(a)  Salary Grade and Basic Salary

You will be administered at salary grade 54

Your compensation will be annual and will comprise deferred elements that may be paid to other categories of personnel. Your annual base salary will be US$575,000 for 2007, which corresponds to 94% of the evaluated rate for your salary grade. It will be paid to you in equal monthly instalments of one-twelfth each i.e. US$47,917, before the deduction of statutory and regulatory withholdings.

The exchange rate for the conversion into euros will be set annually. For 2007, the exchange rate is US$1 = €0.79196.

Your salary will be reviewed annually on the basis of competitive North American compensation data and your personal performance. The next salary review will take place in January 2008.

The above compensation includes the compensation for your duties as a Senior Vice President of Alcan Inc.

(b)  Executive Performance Award Plan (EPA)

As indicated in the letter sent to you on May 12, 2006, you will continue to participate in the Executive Performance Award Plan for Alcan senior managers.

Starting in 2007, the amount of your Executive Performance Award will be linked to the Economic Value Added (EVA) performance of the Alcan Engineered Products business group and the Corporate group, as well as individual/team performance indicators.

Given your position, your target award is 80% of the mid-point target salary for Job Grade 54

(c)  Transition Payment

It is already agreed that Alcan will pay you a one time gross-up amount of 92 000€ in March 2008 as part of the transition with the new contract.

(d)  Long Term Incentive Plan

As of your assumption of duties, you will also continue to participate in the Alcan Long Term Incentive Plan, which is made up of two components, namely a Restricted Share Unit (RSU) plan and a Total Shareholder Return (TSR) plan.

The compensation value under the Long Term Incentive Plan for 2006 is US$1,805,000 for salary grade 54. Half of this value is provided in RSUs and the other half is provided under the TSR plan. The compensation value is subject to annual approval by the Alcan Board of Directors.

Following the Board of Directors' approval issued in December 2006, you were awarded additional RSUs with a compensation value of US$250,000 to reflect your increased responsibilities for the ten months between your assumption of duties and the next Long Term Incentive grant. You were also granted RSUs with a compensation value of US$50,000 as a transition bonus to your new position.

(e) Executive Share Ownership Guidelines (ESOG)

Effective January 1, 2007, you are subject to the Executive Share Ownership Guidelines as adopted by the Management Committee in September 2006.

You will be provided with a copy of these guidelines under separate cover.

5.     Benefits

Pension and Benefit Plans

You will continue to participate in the Company's retirement and benefit plans. You will also participate in all of our corporate institutions.

You will continue to be covered by the Supplemental Pension Guarantee ("Garantie de Retraite Supplémentaire") and, as an Alcan officer, participate in the Alcan Pension Plan for Officers (APPO).

Benefits in Kind

You will continue to be entitled to the same benefits as at the current time in terms of annual medical check-ups and insurance programs.

5.     Company Vehicle

You will continue to benefit from the company vehicle program, according to our Company's current practices for salary grade 54.

This benefit in kind remains subject to the pertinent social contributions.

6.     Paid Holidays

You will benefit from paid holidays, in application of the provisions of the pertinent legislation and agreements.

The dates of your holidays will be set according to the rules in force within our Company and take into account service requirements.

7.     Professional Secrecy and Confidentiality

Within the framework of your duties, you will have access to certain trade secrets and confidential information related to the operations of Alcan France and the Alcan group of companies.

By signing this document, you explicitly acknowledge your obligation to treat as confidential and show absolute discretion with respect to the trade secrets and confidential information to which you may have access.

You thus agree, during the full span of your employment contract and for a two-years period following its termination, not to disclose or use for the benefit of any person, company or other entity or yourself any part of any documents, trade secrets or confidential information concerning the internal business of the employer, its subsidiaries and affiliated companies, including but not limited to information concerning the employer's customers, services, products, revenues, finance, operations, methods and other activities, either directly or indirectly, without the employer's prior written consent.

The above provisions do not apply to information that is of common knowledge or generally disclosed to, known by or available to the general public or to the overall industry.

You also agree not to delete or keep, either directly or indirectly without the employer's prior written consent, and to return to the employer in the event of your termination of employment for any reason whatsoever, any document, computer disc, computer print-out or business plan or reproduction thereof, along with any related information or documents, flowing from or related to the operations of Alcan France or the Alcan group of companies, or obtained within the framework of your employment contract with Alcan France.

5.     Non-Competition

Given the Company's extremely competitive market and the knowledge, particularly trade, financial, scientific and market knowledge, about the operations of the Company and other Alcan group companies that you acquire in the course of your employment, you are obliged, effective immediately, to comply with a non-competition obligation with respect to the Company, subject to the following conditions, which have been determined in the light of the provisions of the applicable labour agreement within the Company as at the day of the signing of this contract.

In the event of the termination of your employment with the Company for any reason whatsoever (other than retirement), you must agree not to enter the employment of a company that studies, manufactures or sells products identical or similar to those studied, manufactured and sold by our Company.

Entities that carry out essentially competitive activities include, without excluding other entities, those that carry out activities related to bauxite mining or processing, the production and sale of alumina or primary aluminum, the production and sale of aluminum products or fabricated aluminum products (such as can body stock, foil, lithographic sheet and other flat rolled products, wire and cable, castings and extrusions), aluminum trading, the production and sale of packaging for tobacco products, pharmaceuticals, personal care products, food and beverage products, or any other activity representing at least 5% of the Company's consolidated assets or gross revenues at the time of the termination of your employment.

This non-competition obligation applies in the following countries: countries in the European Economic Space, Switzerland, United States of America, Canada.

In return, during the full period of this non-competition obligation (i.e., 24 months as of the date of expiry of your employment contract), the Company will pay you financial compensation according to the conditions set forth in the National Chemical Industries Labour Agreement ("Convention Collective Nationale des Industries Chimiques").

During the same period, you must inform the Company, upon request, of the name and address of your new employer. The Company reserves the right to notify your new employer of the existence of this non-competition clause.

You must notify your new employer of the existence of this non-competition clause prior to being hired.

Any violation of this non-competition obligation will release the Company from the payment of the above-indicated financial compensation for the non-competition obligation and will place you under the obligation to reimburse the Company the amounts that you may have received in said financial compensation.

In addition, any violation of the non-competition obligation will render you automatically liable for payment to the Company of a penalty hereby set at a lump sum equivalent to 12 months of base salary, without the Company having to issue you a formal notice to cease the competitive activity.

The payment of this lump sum penalty in no way infringes on the express right reserved by the Company to take legal action against you and/our your new employer in order to obtain a reimbursement for the pecuniary and moral damage sustained and to order you, subject to penalty, to cease the competitive activity until the expiry of the non-competition obligation set forth herein.

The Company reserves the express right to forgo the benefit of this obligation according to the conditions set forth in the applicable labour agreement.

At the expiry of your employment contract, if this non-competition obligation remains in force, you must accept that this provision be indicated on the employment certificate provided to you.

Should you decide to terminate this employment contract, you must notify your hierarchy by sending a registered letter with acknowledgement of receipt addressed directly to said hierarchy. This letter will be the sole notification of termination of the contract, as mentioned above, and the point of departure for the decision whether to uphold or rescind the non-competition clause.

5.     Change of Control

The Change of Control Agreement signed in 2005 continues to be in effect.

6.     Termination of Employment

Termination Allowance

Should your employment be terminated for any reason whatsoever, other than a serious fault or, a fortiori, gross negligence, you will receive a termination allowance equal to 24 months base salary and EPA guideline calculated at the date of termination of your contract (basic salary + target bonus).

This amount will be paid to you in full at the end of your contract according to the terms and conditions of the labour agreement applicable to the termination allowance, i.e., possibility of payment in one or more instalments within a maximum of three months following your departure from the Company.

The termination allowance will include the amounts owed to you further to the termination of your employment contract, in application of the labour agreement or other agreements or customs in effect within the Company, i.e., termination allowance payable by law or under an agreement ("indemnité légale ou conventionnelle de licenciement"), advance notice allowance ("indemnité de préavis") or allowance in compensation for advance notice ("indemnité compensatrice de préavis").

This contract cancels and replaces all previous contractual relations that may exist between you and the Alcan group of companies.

To ensure that everything is in order, we invite you to agree to the above conditions by returning a copy of this letter, duly signed and dated, on which you have indicated "Read and approved."

Yours truly,

/s/ Christel Bories	/s/ Gaston Ouellet
Christel Bories	Gaston Ouellet President, Alcan France

Dated: 2 March 2007